Exhibit 4.1
Advanced Semiconductor Engineering, Inc.
Articles of Incorporation
(Translation)

Chapter One:        General Principles

Article 1.       This company is called日月光半導體製造股份有限公司, and is registered as a company limited by shares according to the Company Law.  The English name of this company is Advanced Semiconductor Engineering, Inc.

Article 2.       This company is engaged in the following businesses:

(1)	The manufacture, assembly, processing, test and export of various types of integrated circuitry;

(2)	The research, development, design and manufacture, assembly, processing, test and export of various computers, electronics, communications, information products and their peripheral products;

(3)	General import and export trading business (excluding businesses requiring special permits);

(4)	CC01080 Electronic parts and components manufacture business.

(5)	CC01990 Other mechanical, electronic and mechanical devices manufacture businesses (integrated circuit lead frame, ball grid array substrate and flip chip substrate).

(6)	F119010 Electronic material wholesale business.

(7)	F219010 Electronic material retail business.

(8)	I199990 Other consulting service businesses (technical and counseling service for integrated circuit lead frame, ball grid array substrate and flip chip substrate).

(9)	I601010 Leasing business.

(10)	All other businesses not prohibited or restricted by laws and regulations except businesses requiring special permits.

Article 3.      The investment made by this company in other companies as limited liability shareholder thereof is not subject to the limitation that such investment shall not exceed a certain percentage of the paid-in capital as set forth in the Company Law.

Article 4.      This company may provide guaranty.

Article 5.      This company's headquarter is located in the Nantze Export Processing Zone, Kaohsiung, Taiwan, R.O.C. and this company may set up domestic or foreign branches, offices or business places as resolved by the board of directors, if necessary.

Chapter Two:       Shares

Article 6.     The total capital of this company is set for NT$80 billion in 8 billion shares and the par value of each share is NT$10, of which the reserved employee stock option warrant amounts is NT$8 billion. The board of directors is authorized to issue the un-issued shares in different phase for the need of businesses.

Article 7.      The share certificates shall be in registered form and have the signatures or seals of at least three directors of this company and shall be legally authenticated before issuance.

Article 8.      No registration of share transfer shall be made within sixty days before each regular shareholders meeting, or within thirty days before each extraordinary shareholders meeting or five days before the record date for dividends, bonuses or other distributions as determined by this company.

Article 9.      The rules governing stock affairs shall be made pursuant to the laws and the regulations of the relevant authorities.

Chapter Three:     Shareholders Meeting

Article 10.    Shareholders meetings include regular meetings and extraordinary meetings.  Regular meetings shall be convened by the board of directors once annually within 6 months after the end of each fiscal year.  Extraordinary meetings will be held according to the law whenever necessary.

Article 11.    Shareholders meetings shall be convened by written notice stating the date, place and purpose dispatched to each shareholder at least 30 days, in case of regular meetings, and 15 days, in case of extraordinary meetings, prior to the date set for such meeting.

Article 12.    Unless otherwise required by the Company Law, the resolution shall be adopted by at least a majority of the votes of shareholders present at a shareholders meeting which hold a majority of all issued and outstanding shares.

Article 13.    Each and every shareholder of this company, unless stipulated by Article 179 of the Company Law that has no voting right for each and every share they own, shall have one voting right.

Article 14.    Any shareholder, who for any reason is unable to attend shareholders meetings, may execute a proxy printed by this company to authorize a proxy attending the meeting for him in which the authorization matters shall expressly stated.  Such proxy shall be submitted to this company at least 5 days prior to the shareholders meeting.

Article 15.   The shareholders meeting shall be convened by the board of directors unless otherwise stipulated in the Company Law, and the person presiding the meeting will be the chairman.  If the chairman is on leave or for any reason could not exercise his power and duty, Paragraph 3 of Article 208 of the Company Law should apply. If the shareholders meeting is called by a person entitled to do so other than the chairman, the person shall be the chairman of the meeting.  If two or more persons are entitled to call the shareholders meeting, those persons shall elect one as the chairman of the meeting.

Chapter Four:       Directors, supervisors and managers

Article 16.        This company shall have seven to nine directors, of which there shall be two independent directors and five to seven non-independent directors, and also five to seven supervisors to be elected by the shareholders’ meeting from candidates with legal capacity.  Each director and supervisor shall hold office for a term of three years, and may continue to serve in the office if re-elected. At the time of election of directors and supervisors, it should be handled according to Article 198 of the Company Act and the relevant laws and regulations. When handling the aforementioned election of directors, the election of independent directors and non-independent directors should be held together, with the names of the elected separately calculated, and those that receive more ballots that represent voting rights will be elected as independent directors or non-independent directors.

(1): The election of this company’s independent directors uses the candidate nomination system. Shareholders holding 1% or more of this company’s issued shares and the board of directors shall nominate a list of candidates for independent director. After the board of directors examines the qualifications of the candidate(s) for serving as an independent director, the names are sent to the shareholders meeting for election. If the shareholders meeting is convened by another person with the authority to convene the meeting, after such person examines the qualifications of the candidate(s) for serving as an independent director, the names are sent to the shareholders meeting for election. All matters regarding the acceptance method and announcement of the nomination of candidates for independent director will be handled according to the Company Act, the Securities Exchange Law, and other relevant laws and regulations.

(2): The remuneration of this company’s independent directors is set at NT$2 million per person annually. For those that do not serve a full year, the remuneration will be calculated in proportion to the number of days of the term that were actually served.

Article 17.        The board of directors is constituted by directors.  Their powers and duties are as follows:

(1)	preparing business plans;
(2)	preparing the surplus distribution or loss make-up proposals;
(3)	preparing proposals for increasing or decreasing capital;
(4)	reviewing material internal rules and contracts;
(5)	hiring and discharging the general manager;
(6)	establishing and dissolving branch offices;
(7)	reviewing budgets and audited financial statements; and
(8)	other duties and powers in accordance with the Company Law or granted by resolutions of shareholders meetings.

Article 18.    The board of directors is constituted by directors, and the chairman and vice chairman are elected by the majority of the directors at a board meeting at which two-thirds or more of directors are present.  The chairman represent this Company.  If the chairman is on leave or for any reason could not exercise his powers and duties, his acting proxy shall be elected in accordance with Article 208 of the Company Law.

Article 19.    Unless otherwise stipulated by the Company Law, meeting of the board of directors shall be convened by the chairperson according to law.  The meeting of the board of directors should be convened at the location where this company is headquartered or at a location convenient to directors or by videoconferencing.

Article 20.    A director may execute a proxy to appoint another director to attend the board of directors meeting and to exercise the voting right, but a director can accept only one proxy.

Chapter Five:       Managers

Article 21.    This company has one general manager.  The appointment, discharge and salary of the general manager shall be handled in accordance with Article 29 of Company Law.

Chapter Six:          Accounting

Article 22.    The fiscal year of this company starts from January 1 and ends on December 31 every year.  At the end of each fiscal year, the board of directors shall prepare financial and accounting books in accordance with the Company Law and submit them to the regular shareholders meeting for recognition.

Article 23.    The annual net income ("Income") shall be allocated in the following order:

(1)	making up losses, if any;
(2)	setting aside 10% of the Income as legal capital reserve;
(3)	setting aside a special capital reserve pursuant to the laws or regulations of governmental authority;
(4)
setting aside a special capital reserve equal to the unrealized investment income under equity method for long-term investment, excluding cash dividends (the realized income shall be classified as earnings for distribution);

If any Income remains, it shall be distributed as follows:

(5)	allocating not more than 2% of the balance (i.e., the Income deducting (1) to (4) above) as compensation to directors and supervisors;
(6)	allocating 7% to 10% of the balance (i.e., the Income deducting (1) to (4) above) as the bonuses for employees. The 7% portion is distributed to all employees in accordance with the Rules of Distribution of Bonus to Employees, and the board of directors is authorised to set separate rules for distribution of the portion in excess of 7% to specific employees for their specific contributions to this company.

(7)	the remainder is distributed to shareholders in proportion to the aggregate amounts of outstanding shares as proposed by the board of directors.

"Employees" referred to in subparagraph (6) above include employees of affiliated companies meeting certain qualifications. Such qualifications are to be determined by the board of directors.

Article 24     This company is currently in the business stability stage. To meet the capital needs for business development now and in the future and satisfy the requirements of shareholders for cash inflow, this company’s dividend policy shall use residual dividend policy to distribute dividends, of which the cash dividend distribution rate is not lower than 30% of the total dividend amount, with the remainder to be distributed as stock dividends. A surplus distribution plan is also to be made by the board of directors and passed by resolution of the shareholders meeting.

Chapter Seven:     Appendix

Article 25.	The constitutive rules and the operation rules of this company shall be stipulated otherwise.

Article 26.	Any matter not covered by this Articles of Incorporation shall be subject to the Company Law.

Article 27.	This Articles of Incorporation was enacted on March 31, 1984 as approved by all the promoters.

The first amendment was made on May 3, 1984.
The second amendment was made on June 11, 1984.
The third amendment was made on June 25, 1984.
The fourth amendment was made on May 28, 1986.
The fifth amendment was made on July 10, 1986.
The sixth amendment was made on September 1, 1988.
The seventh amendment was made on May 28, 1988.
The eighth amendment was made on July 18, 1988.
The ninth amendment was made on September 1, 1988.
The tenth amendment was made on October 30, 1988.
The eleventh amendment was made on November 24, 1988.
The twelfth amendment was made on December 5, 1988.
The thirteenth amendment was made on February 21, 1989.
The fourteenth amendment was made on December 11, 1989.
The fifteenth amendment was made on March 31, 1990.
The sixteenth amendment was made on March 30, 1991.
The seventeenth amendment was made on April 11, 1992.
The eighteenth amendment was made on April 28, 1993.
The nineteenth amendment was made on March 21, 1994.
The twentieth amendment was made on March 21, 1995.
The twenty-first amendment was made on April 8, 1996.
The twenty-second amendment was made on April 12, 1997.

The twenty-third amendment was made on March 21, 1998.
The twenty-fourth amendment was made on June 9, 1999.
The twenty-fifth amendment was made on 11 July 2000.
The twenty-sixth amendment was made on June 1, 2001.
The twenty-seventh amendment was made on June 21, 2002.
The twenty-eighth amendment was made on June 21, 2002.
The twenty-ninth amendment was made on June 19, 2003.
The thirtieth amendment was made on June 19, 2003.
The thirty-first amendment was made on June 15, 2004.
The thirty-second amendment was made on June 30, 2005.
The thirty-second amendment was made on June 21, 2006
The thirty- fourth amendment was made on June 28, 2007
The thirty- fifth amendment was made on June 19, 2008
The thirty-sixth amendment was made on June 25, 2009.